EXHIBIT 11.1

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, except per share data)
                                   (unaudited)


                                          Three Months Ended   Six Months Ended
                                                June 30,           June 30,
                                          ------------------  ------------------
                                            2002      2001      2002      2001
                                          --------  --------  --------  --------
Net Income..............................  $  7,388  $  9,430  $ 14,756  $ 23,377
                                          ========  ========  ========  ========

Basic earnings per share................  $   0.14  $   0.19  $   0.29  $   0.46
                                          ========  ========  ========  ========

Weighted average shares
  outstanding-basic.....................    51,449    50,887    51,331    50,794
                                          ========  ========  ========  ========

Diluted earnings per share..............  $   0.14  $   0.18  $   0.27  $   0.43
                                          ========  ========  ========  ========

Weighted average shares
  outstanding-diluted...................    53,974    53,450    53,966    53,786
                                          ========  ========  ========  ========

Calculation of weighted average shares:
  Weighted average common stock
    outstanding-basic...................    51,449    50,887    51,331    50,794
  Weighted average common stock options,
    utilizing the treasury stock method.     2,525     2,563     2,635     2,992
                                          --------  --------  --------  --------

Weighted average shares
  outstanding-diluted...................    53,974    53,450    53,966    53,786
                                          ========  ========  ========  ========